CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2025, relating to the financial statements and financial highlights of AlphaCentric Income Opportunities Fund, AlphaCentric Premium Opportunity Fund, AlphaCentric Robotics and Automation Fund, AlphaCentric Symmetry Strategy Fund, AlphaCentric Life Sciences and Healthcare Fund (formerly AlphaCentric LifeSci Healthcare Fund), and AlphaCentric Real Income Fund (formerly AlphaCentric Strategic Income Fund), each a series of Mutual Fund Series Trust, which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

July 24, 2025